Exhibit 99.2

TETRAPHASE PHARMACEUTICALS, INC.

TETRAPHASE PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$15,389	$21,239
Accounts receivable, net	877	1,503
Assets held for sale	—	53
Inventory	1,503	1,595
Prepaid expenses and other current assets	2,880	2,103

Total current assets	20,649	26,493
Property and equipment, net	60	98
Right-of-use assets	2,376	4,836
Intangible assets, net	4,062	4,259
Restricted cash	699	699

Total assets	$27,846	$36,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,389	2,429
Accrued expenses	5,147	5,794
Lease liabilities, current portion	958	1,547

Total current liabilities	7,494	9,770
Lease liabilities, less current portion	1,504	3,448
Paycheck Protection Program loan	2,286	—

Total liabilities	11,284	13,218
Commitments and contingencies (Note 10)
Stockholders’ equity:
Common stock, par value $0.001; 125,000 shares authorized; 7,263 and 3,466 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	7	3
Additional paid-in capital	644,234	627,291
Accumulated deficit	(627,679)	(604,127)

Total stockholders’ equity	16,562	23,167

Total liabilities and stockholders’ equity	$27,846	$36,385

See the accompanying notes to the condensed consolidated financial statements.

TETRAPHASE PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Six Months Ended June 30,
	2020	2019
Revenue
Product sales	$3,228	$1,137
Government revenue	—	1,209

Total revenue	3,228	2,346
Operating expenses
Cost of revenue—product sales	1,637	471
Cost of revenue—intangible asset amortization	197	197
Selling, general and administrative	21,727	28,427
Research and development	3,352	14,903

Total operating expenses	26,913	43,998

Loss from operations	(23,685)	(41,652)
Other income (expense)
Interest income	72	923
Interest expense	—	(1,930)
Other income	61	250

Total other income (expense), net	133	(757)

Net loss	$(23,552)	$(42,409)

Net loss per share, basic and diluted	$(2.35)	$(15.71)

Weighted-average common stock outstanding, basic and diluted	10,015	2,700

See the accompanying notes to the condensed consolidated financial statements.

TETRAPHASE PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2019	3,466	$3	$627,291	$(604,127)	$23,167
Issuance of common stock and prefunded warrants under a concurrent private placement and registered direct offering, less issuance costs	3,650	4	15,927	—	15,931
Issuance of common stock under stock plans	27	—	1	—	1
Issuance of common stock from warrant exercise	120	—	—	—	—
Stock-based compensation expense	—	—	1,015	—	1,015
Net loss	—	—	—	(23,552)	(23,552)

Balance at June 30, 2020	7,263	$7	$644,234	$(627,679)	$16,562

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2018	2,684	$3	$613,721	$(534,042)	$79,682
Issuance of common stock under stock plans	29	—	—	—	—
Issuance of common stock under employee stock purchase plan	3	—	40	—	40
Stock-based compensation expense	—	—	4,432	—	4,432
Net loss	—	—	—	(42,409)	(42,409)

Balance at June 30, 2019	2,716	$3	$618,193	$(576,451)	$41,745

See the accompanying notes to the condensed consolidated financial statements.

TETRAPHASE PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2020	2019
Operating activities
Net loss	$(23,552)	$(42,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,015	4,432
Depreciation and amortization expense	218	405
Non-cash rent expense	582	689
Gain on disposal of asset	(61)	—
Gain on lease modification	(68)	—
Non-cash interest expense	—	457
Impairment of equipment related to restructuring	—	334
Changes in operating assets and liabilities:
Accounts receivable, net	626	546
Inventory	91	(2,216)
Prepaid expenses and other current assets	(775)	(372)
Contract asset	—	3,000
Accounts payable	(1,040)	(1,131)
Accrued expenses	(647)	177
Deferred revenue	—	(6)
Lease liabilities	(587)	(661)

Net cash used for operating activities	(24,198)	(36,755)
Investing activities
Proceeds from sale of property and equipment	130	—
Purchases of property and equipment	—	(106)

Net cash provided by (used for) investing activities	130	(106)
Financing activities
Proceeds from sale of common stock and prefunded warrants under a concurrent private placement and registered direct offering, net of issuance costs	15,931	—
Proceeds from Paycheck Protection Program loan	2,286	—
Proceeds from issuance of common stock under stock plans	1	39

Net cash provided by financing activities	18,218	39

Net decrease in cash, cash equivalents and restricted cash	(5,850)	(36,822)

Cash, cash equivalents and restricted cash at beginning of period	21,938	108,475

Cash, cash equivalents and restricted cash at end of period	$16,088	$71,653

Supplemental disclosure of cash flow from investing activities
Cash paid for interest	$—	$1,474

See the accompanying notes to the condensed consolidated financial statements.

TETRAPHASE PHARMACEUTICALS, INC.

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

1. Organization and Operations

Tetraphase Pharmaceuticals, Inc. (the “Company” or “Tetraphase”) is a biopharmaceutical company focused on commercializing its novel tetracycline, XERAVATM (eravacycline), to treat serious and life-threatening infections. XERAVATM (eravacycline) for injection is a novel fluorocycline of the tetracycline class of antibacterials that is approved by the FDA for the treatment of complicated intra-abdominal infections (“cIAI”) in patients 18 years of age and older. XERAVA is approved by the European Commission (“EC”) for the treatment of cIAI in adults.

On July 28, 2020, La Jolla Pharmaceutical Company (“La Jolla”) completed its acquisition of Tetraphase for $43 million in upfront cash plus potential future cash payments of up to $16 million. See Note 12.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of U.S Securities and Exchange Commission (“SEC”) Regulation S-X. Accordingly, certain information and disclosures required by GAAP for annual financial statements have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 (the “Form 10-K”). The accompanying condensed consolidated financial statements include the accounts of Tetraphase and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The preparation of the Company’s condensed consolidated financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the Company’s condensed consolidated financial statements and the accompanying notes. Actual results may differ materially from these estimates. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the full year or any future interim periods. The accompanying condensed consolidated balance sheet as of December 31, 2019 has been derived from the audited consolidated balance sheet as of December 31, 2019 contained in the Form 10-K.

Summary of Significant Accounting Policies

During the six months ended June 30, 2020, there were no changes to the Company’s significant accounting policies as described in Note 2 to the audited financial statements included in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2019.

Recent Accounting Pronouncements

The Company has considered all recently issued accounting pronouncements and has concluded that there are no recently issued accounting pronouncements that may have a material impact on its results of operations, financial condition or cash flows based on current information.

3. Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, without consideration of potential common stock. Diluted net loss per share is calculated by dividing net loss by the weighted-average number of common stock outstanding plus potential common stock. Shares of common stock underlying pre-funded warrants are considered outstanding on issuance as the exercise price was deemed non-substantive and are thus included in the basic net loss per share. Other warrants, outstanding stock options and unvested restricted stock units are considered potential common stock and are included in the calculation of diluted net loss per share using the treasury stock method when their effect is dilutive.

Potential common stock that were excluded from the calculation of diluted net loss per share because their effect was anti-dilutive are as follows:

	June 30,
	2020	2019
Warrants	7,984,650	20,718
Outstanding stock options	135,659	343,257
Unvested restricted stock units	45,618	129,535

Total potential common stock	8,165,927	493,510

4. Inventory

Inventory consisted of the following (in thousands):

	June 30, 2020	December 31, 2019
Raw materials	$802	$—
Work-in-process	115	115
Finished goods	586	1,480

Total inventory	$1,503	$1,595

The Company did not record a reserve for inventory as of June 30, 2020 and December 31, 2019. There were no charges against inventory during the six months ended June 30, 2020 and 2019.

5. License Agreements and Government Contracts

License Agreements

Harvard License Agreement

In August 2006, the Company and Harvard University (“Harvard”) entered into a license agreement for certain intellectual property (the “Harvard License Agreement”). Under the license agreement, as of June 30, 2020, the Company has paid an aggregate $17.1 million and has issued 1,568 shares of common stock to Harvard. For each product covered by the Harvard License Agreement, the

Company is obligated to make certain payments totaling up to approximately $15.1 million upon achievement of certain development and regulatory milestones, and to pay Harvard tiered royalties at percentages in the single digits based on annual worldwide net sales, if any, of licensed products by the Company, its affiliates and sublicensees in certain circumstances. The Company is also obligated to pay Harvard a specified share of non-royalty sublicensing and other revenues that it receives from sublicensees for the grant of sublicenses in certain circumstances, including the Everest License Agreement (see below), and to reimburse Harvard for specified patent prosecution and maintenance costs. During the six months ended June 30, 2020 the Company did not make any payments to Harvard related to regulatory milestone payments. During the six months ended June 30, 2019, the Company paid Harvard $25,000 in regulatory milestone payments.

Paratek License Agreement

In March 2019, the Company and Paratek Pharmaceuticals, Inc. (“Paratek”) entered into a license agreement (the “Paratek License Agreement”). Under the terms of the Paratek License Agreement, Paratek granted Tetraphase a non-exclusive, worldwide, royalty-bearing license to certain Paratek patents, with the right to grant sublicenses. The terms of the Paratek License Agreement provide for the Company to pay Paratek royalties at a low single digit percent based on net sales of XERAVA sold in the U.S. The Company’s obligation to pay royalties with respect to the licensed product is retroactive to the date of the first commercial sale of XERAVA in the U.S. and shall continue until there is no longer any valid claims of the Paratek patents, which will expire in October 2023.

Everest License Agreement

In February 2018, the Company and Everest Medicines Limited (“Everest”) entered into a license agreement (the “Everest License Agreement”), whereby the Company granted Everest Medicines an exclusive license to develop and commercialize XERAVA for the treatment of cIAI and other indications in mainland China, Taiwan, Hong Kong, Macau, South Korea and Singapore. In addition, in July 2019, the Company amended its original agreement with Everest to extend Everest’s exclusive license to develop and commercialize XERAVA to the jurisdictions of the Malaysian Federation, the Kingdom of Thailand, the Republic of Indonesia, the Socialist Republic of Vietnam and the Republic of the Philippines (together with those regions in Everest License Agreement, the “Territory”).

Under the terms of the Everest License Agreement, the Company received from Everest: (1) an upfront cash payment of $7.0 million in the first quarter of 2018; (2) a cash payment of $2.5 million in the second quarter of 2018 related to Everest’s submission of an Investigational New Drug (“IND”) application with the National Medical Products Administration (formerly, the China Food and Drug Administration); and (3) a cash payment of $3.0 million in the second quarter of 2019 related to Everest’s initiation of a Phase 3 clinical trial. Under the terms of the amendment of the Everest License Agreement, the Company also received an upfront cash payment of $2.0 million in September 2019.

The Company is eligible to receive up to an aggregate of $11.0 million in future clinical development and regulatory milestone payments and up to an aggregate of $20.0 million in sales milestone payments. There can be no guarantee that any such milestones or sales thresholds will be met.

The Company is also entitled to receive tiered royalties from Everest at percentages in the low double digits on sales, if any, in the Territory of products containing eravacycline. Royalties are payable with respect to each jurisdiction in the Territory until the latest to occur of: (1) the last-to-expire of specified patent rights in such jurisdiction in the Territory; (2) expiration of marketing or regulatory exclusivity in such jurisdiction in the Territory; or (3) 10 years after the first commercial sale of a product in such jurisdiction in the Territory. In addition, royalties payable under the Everest License Agreement will be subject to reduction on account of generic competition and after patent expiration in a jurisdiction, with any such reductions capped at certain percentages of the amounts otherwise payable during the applicable royalty payment period.

Under the Everest License Agreement, Everest will be solely responsible for the development and commercialization of licensed products in the Territory. The Company agreed to use commercially reasonable efforts to manufacture drug product for clinical development, which will be paid by Everest at the cost to manufacture, as well as manufacture drug product for commercial supply, which will be paid by Everest at cost plus a reasonable margin. The Company has not yet entered into a commercial supply agreement with Everest, which would set the quantity and timing of commercial supply.

Government Contracts

BARDA Contract for Eravacycline

In January 2012, the Biomedical Advanced Research and Development Authority (“BARDA”), an agency of the U.S. Department of Health and Human Services (the “HHS”), awarded a five-year contract, which was subsequently extended, that provided for up to a total of $67.3 million in funding for the development, manufacturing and clinical evaluation of eravacycline for the treatment of disease caused by bacterial biothreat pathogens (the “BARDA Contract”). The funding under the BARDA Contract was also used for the development, manufacturing and clinical evaluation of XERAVA to treat certain infections caused by life-threatening multiple-drug-resistant (“MDR”) bacteria. The BARDA Contract expired on December 31, 2019. During the six months ended June 30, 2020, the Company did not recognize revenue from the BARDA Contract. During the six months ended June 30, 2019, the Company recognized $0.6 million of revenue from the BARDA Contract.

CARB-X Award for TP-6076

In March 2017, the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator (“CARB-X”) awarded the Company eligibility to receive up to $4.0 million in research funding over 18 months for TP-6076, a fully-synthetic fluorocycline derivative developed by Tetraphase (the “CARB-X Award”). The Company began recognizing revenue from the CARB-X Award in April 2017. The CARB-X Award expired on June 30, 2019. During the six months ended June 30, 2020, the Company did not recognize any revenue from the CARB-X Award. During the six months ended June 30, 2019, the Company recognized $0.5 million of revenue from the CARB-X Award.

NIAID Grant for TP-271

The Company received funding under a grant for its phase 1 compound TP-271, a fully-synthetic fluorocycline, from the National Institute of Allergy and Infectious Diseases (“NIAID”), an agency of the HHS, for the development, manufacturing and clinical evaluation of TP-271 for respiratory diseases caused by biothreat and antibiotic-resistant public health pathogens, as well as bacterial pathogens associated with community-acquired bacterial pneumonia (the “NIAID Grant”). The NIAID Grant was awarded in September 2011, provided up to a total of approximately $35.8 million and expired on March 31, 2019. During the six months ended June 30, 2020, the Company did not recognize revenue from the NIAID Grant. During the six months ended June 30, 2019, the Company recognized $0.1 million of revenue from the NIAID Grant.

6. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	June 30, 2020	December 31, 2019
Professional fees	$2,563	$573
Salaries and benefits	1,271	1,825
Drug supply and development	557	2,608
Commercial	527	516
Clinical trials	104	111
Other	125	161

Total accrued expenses	$5,147	$5,794

7. Stock-based Compensation

In January 2020, the number of shares reserved for issuance under the Tetraphase Pharmaceuticals, Inc. 2013 Stock Incentive Plan, as amended (the “2013 Plan”), was increased by 138,642 shares as a result of the automatic annual increase provision of the 2013 Plan. As of June 30, 2020, 413,407 shares of common stock remained available for future grants under the 2013 Plan.

Stock-based Compensation Expense

The classification of stock-based compensation expense is summarized as follows (in thousands):

	Six Months Ended June 30,
	2020	2019
Selling, general and administrative	$814	$2,959
Research and development	201	1,473

Total stock-based compensation expense	$1,015	$4,432

	Six Months Ended June 30,
	2020	2019
Restricted stock units	$730	$830
Stock options	285	3,565
Employee stock purchase plan	—	37

Total stock-based compensation expense	$1,015	$4,432

Stock Options

The activity related to stock options during the six months ended June 30, 2020 is summarized as follows:

	Shares	Weighted-average Exercise Price per Share
Outstanding at December 31, 2019	177,768	$223.53
Cancelled	(42,109)	$251.48

Outstanding at June 30, 2020	135,659	$214.86

Exercisable at June 30, 2020	106,968	$247.17

As of June 30, 2020, there was $1.8 million of total unrecognized stock-based compensation cost related to employee unvested stock options granted under the 2013 Plan with a remaining weighted-average expense recognition period of 1.5 years.

Restricted Stock Units and Performance Stock Units

The activity related to restricted stock units (“RSUs”) and performance stock units (“PSUs”) during the six months ended June 30, 2020 is summarized as follows:

	Shares	Weighted-average Exercise Price per Share
Unvested at December 31, 2019	91,981	$28.62
Vested/released	(26,363)	$33.35
Cancelled	(20,000)	$34.51

Unvested at June 30, 2020	45,618	$23.31

As of June 30, 2020, there was total unrecognized stock-based expense of $0.5 million related to RSUs and $31,000 related to PSUs. The expense is to be recognized over a weighted-average period of 1.3 years.

Employee Stock Purchase Plan

On March 15, 2020, the Company’s 2014 Employee Stock Purchase Plan, as amended, was terminated.

8. Stockholders’ Equity

In November 2019, the Company completed a registered direct offering with Armistice Capital, LLC (“Armistice”), a healthcare-focused institutional investor, comprised of: (1) 300,000 shares of common stock and accompanying warrants to purchase an aggregate of 300,000 shares of common stock; and (2) pre-funded warrants to purchase up to an aggregate of 1,830,493 shares of common stock and accompanying warrants to purchase an aggregate of 1,830,493 shares of common stock. Each share of common stock and accompanying common stock warrant were sold together at a combined price of $3.755, and each pre-funded warrant and accompanying common stock warrant were sold together at a combined price of $3.745. Each pre-funded warrant has an exercise price of $0.01 per share, is exercisable immediately and is exercisable until exercised in full. Each common stock warrant has an exercise price of $3.62 per share, is exercisable immediately and expires five years from the date of issuance. The net proceeds to the Company from the offering, after deducting the placement agent’s fees and other offering expenses payable by the Company, was approximately $7.1 million. The fair value allocated to the common stock, warrants and pre-funded warrants, less issuance costs, was $0.6 million, $2.9 million and $3.6 million, respectively. In November 2019, 400,000 of the pre-funded warrants were exercised.

In January 2020, the Company completed a private placement with Armistice comprised of: (1) 1,270,000 shares of common stock and accompanying warrants to purchase an aggregate of 1,270,000 shares of common stock; and (2) pre-funded warrants to purchase up to an aggregate of 2,063,334 shares of common stock and accompanying warrants to purchase up to an aggregate of 2,063,334 shares of common stock. Each share of common stock and accompanying common stock warrant were sold together at a combined price of $3.00, and each pre-funded warrant and accompanying common stock warrant were sold together at a combined price of $2.999, for gross proceeds of approximately $10.0 million. Each pre-funded warrant had an exercise price of $0.001 per share, was exercisable immediately and was exercisable until all of the pre-funded warrants are exercised in full. Each common stock warrant had an exercise price of $2.87 per share, was exercisable immediately and will expire five years from the date of issuance.

Also in January 2020, the Company completed a registered direct offering to certain healthcare-focused institutional investors comprised of: (1) 2,380,105 shares of common stock and accompanying warrants to purchase up to an aggregate of 2,380,105 shares of common stock; and (2) pre-funded warrants to purchase up to an aggregate of 120,000 shares of common stock and accompanying warrants to purchase up to an aggregate of 120,000 shares of common stock. Each share of common stock and accompanying common stock warrant were sold together at a combined price of $3.00, and each pre-funded warrant and accompanying common stock warrant were sold together at a combined price of $2.999, for gross proceeds of approximately $7.5 million. Each pre-funded warrant had an exercise price of $0.001 per share, was exercisable immediately and was exercisable until all of the pre-funded warrants are exercised in full. Each common stock warrant had an exercise price of $2.87 per share, was exercisable immediately and will expire five years from the date of issuance.

The net proceeds to the Company from the registered direct offering and the concurrent private placement, after deducting the placement agent’s fees and other offering expenses payable by the Company, were approximately $15.9 million.

9. Debt

Paycheck Protection Program Loan

On April 22, 2020, the Company entered into a promissory note for $2.3 million under the Paycheck Protection Program (the “PPP Loan”). The interest rate on the PPP Loan is 1.0% per annum. The PPP Loan is unsecured and guaranteed by the U.S. Small Business Administration (the “SBA”). The principal amount of the PPP Loan may be forgiven under the Paycheck Protection Program, subject to certain requirements and to the extent that the PPP Loan proceeds are used to pay permitted expenses, including certain payroll, rent and utility payments. The Company intends to apply for forgiveness of the PPP Loan. The Company is obligated to make monthly payments of principal and interest with respect to any unforgiven portion of the PPP Loan beginning November 22, 2020, amortizing monthly through April 22, 2022. The obligation to repay the PPP Loan may be accelerated upon the occurrence of an event of default.

Solar Capital

In November 2018, the Company entered into a loan and security agreement (the “Loan Agreement”) with Solar Capital Ltd. (“Solar Capital”), as collateral agent and lender, and the other lenders named therein (together with Solar Capital, the “Lenders”). In August 2019, the Company entered into a payoff letter with the Lenders, pursuant to which the Company agreed to pay off and thereby terminate the Loan Agreement. Pursuant to the payoff letter, the Company paid a total of $30.7 million to the Lenders, representing the principal balance, accrued interest outstanding and a portion of the final fee under the Loan Agreement in repayment of the Company’s outstanding obligations under the Loan Agreement. During the third quarter of 2019, the Company recorded a loss from debt extinguishment of $1.6 million as the difference between the net carrying amount of the indebtedness under the Loan Agreement and the amount paid.

In connection with the Loan Agreement and the funding of the initial loan facility, the Company issued to the Lenders warrants to purchase an aggregate of 20,718 shares of the Company’s common stock. The warrants terminate 10 years from the date of its original issuance. The warrants were equity classified with a fair value of $0.8 million at issuance and recorded to additional paid in capital.

The Company recorded interest expense related to the Loan Agreement of $1.9 million for the six months ended June 30, 2019.

10. Commitments and Contingencies

Operating Leases

The Company’s operating leases consist of 37,438 square feet of office and laboratory space in Watertown, Massachusetts (the “Watertown Lease”) and office equipment.

The Watertown Lease originally provided for an expiration on November 30, 2019. In November 2018, the Company entered into an Eighth Amendment to the Watertown Lease to extend the term of the lease through November 30, 2022.

In January 2020, the Company entered into a Ninth Amendment to the Watertown Lease to surrender a portion of its leased space, which reduced the leased premises by a total of 15,899 square feet from approximately 37,438 square feet to approximately 21,539 square feet. This amendment was accounted for as a lease modification in accordance with FASB’s ASC Topic 842, which required the Company to reassess and remeasure the lease liability based on the incremental borrowing rate determined as of the modification date. As a result, the Company recorded: (i) a $2.0 million reduction of the lease liability and corresponding right-of-use asset as of the effective date of the amendment; and (ii) a $0.1 million gain on lease modification in selling, general and administrative expense. Total aggregate remaining payments under the Watertown lease as of the modification date were $3.1 million, $2.7 million of which was remaining as of June 30, 2020.

The Company recorded lease liabilities and right-of-use lease assets for the Watertown Lease based on the present value of lease payments over the expected lease term, discounted using the Company’s estimated incremental borrowing rate. Rent expense under lease was $1.0 million and $1.5 million for the six months ended June 30, 2020 and 2019, respectively.

Future minimum lease payments as of June 30, 2020 are as follows (in thousands):

Amount
2020	$561
2021	1,138
2022	1,027
Thereafter	—

Total future minimum lease payments	$2,726
Less: discount	(264)

Total lease liabilities	$2,462

Legal Proceedings

From time to time, we may become subject to claims and litigation arising in the ordinary course of business. We are not a party to any material legal proceedings, nor are we aware of any material pending or threatened litigation.

11. 2019 Corporate Restructuring

In June 2019, the Company announced a restructuring of its organization, including a 20% reduction in headcount, designed to focus its cash resources on commercializing XERAVA (the “2019 Corporate Restructuring”). For the three months ended June 30, 2019, the Company recorded $2.4 million of total expense, which was comprised of: (1) $2.1 million for one-time cash termination benefits to the affected employees, including severance and health care benefits; (2) $0.4 million for non-cash asset impairment expense; and (3) a $0.1 million reversal of non-cash, share-based compensation expense related to forfeited, unvested equity awards. As of June 30, 2020, the Company had paid $2.0 million of the $2.1 million cash severance and health care benefits charges, and the remaining $0.1 million of the health care benefits were included in accrued expenses.

12. Subsequent Events

Acquisition by La Jolla Pharmaceutical Company

On June 24, 2020, La Jolla entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tetraphase, and TTP Merger Sub, Inc., a wholly owned subsidiary of La Jolla. On July 28, 2020, La Jolla completed its acquisition of Tetraphase for $43 million in upfront cash plus potential future cash payments of up to $16 million pursuant to contingent value rights (“CVRs”). The holders of the CVRs are entitled to receive potential future cash payments of up to $16 million in the aggregate upon the achievement of certain net sales of XERAVA in the U.S. as follows: (i) $2.5 million if 2021 XERAVA U.S. net sales are at least $20 million; (ii) $4.5 million if XERAVA U.S. net sales are at least $35 million during any calendar year ending on or prior to December 31, 2024; and (iii) $9 million if XERAVA U.S. net sales are at least $55 million during any calendar year ending on or prior to December 31, 2024. Following the acquisition, Tetraphase became a wholly owned subsidiary of La Jolla.